Exhibit 10.6

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (hereinafter referred to as “this Agreement”) is entered into by and between Global Interactive Technologies, Inc. (hereinafter referred to as “Party A”) and Kim Gahee (hereinafter referred to as “Party B”) with respect to the sale and purchase of all issued and outstanding shares of AST Co., Ltd. (hereinafter referred to as the “Target Company”).

Article 1 [Purpose]

The purpose of this Agreement is to set forth the terms and conditions regarding the transfer of 100% of the issued and outstanding shares of the Target Company held by Party B to Party A, and the acquisition thereof by Party A, including the share purchase price, existing liabilities, shareholder loans, GITS stock warrants, and other related rights and obligations.

Article 2 [Subject Shares of Purchase and Sale]

1.	Party B confirms that Party B is the lawful owner of 100% of the issued and outstanding shares of the Target Company.

2.	Party B shall transfer all 100% of the issued and outstanding shares of the Target Company to Party A, and Party A shall acquire the same.

3.	The execution (Signing) of this Agreement alone does not transfer ownership of the Subject Shares to Party A; ownership of the Subject Shares shall transfer to Party A at the time of Closing, which occurs after the conditions precedent set forth in Article 13 are satisfied or waived.

4.	Kim Taeho and Park Yigeun are not shareholders or sellers of the Target Company, but are warrant recipients under a separate Warrant Agreement.

Article 3 [Share Purchase Price]

1.	The purchase price for 100% of the Subject Shares shall be Ten Million Korean Won (KRW 10,000,000).

2.	Party A shall pay the purchase price to Party B on the Closing Date, after the conditions precedent set forth in Article 13 are satisfied or waived and Closing takes place, and Party B shall simultaneously transfer the Subject Shares.

3.	The aforementioned amount is the purchase price for the Subject Shares themselves and is separate and distinct from the shareholder loan set forth in Article 5 and the warrants set forth in Article 8.

Article 4 [Existing Liabilities of the Target Company]

1.	The existing total liabilities of the Target Company confirmed to date amount to One Billion One Hundred Ninety Million Korean Won (KRW 1,190,000,000).

2.	The aforementioned liabilities include an obligation of Two Hundred Fifty Million Korean Won (KRW 250,000,000) owed by the Target Company to Party B.

3.	Party B shall waive Fifty Million Korean Won (KRW 50,000,000) of the aforementioned claim on the condition of receiving GITS warrants equivalent to Fifty Million Korean Won pursuant to Article 8.

4.	Accordingly, the existing liabilities subject to Party A’s shareholder loan support shall be up to a maximum of One Billion One Hundred Forty Million Korean Won (KRW 1,140,000,000).

Article 5 [Shareholder Loan]

1.	After the conditions precedent set forth in Article 13 are satisfied or waived and Closing is completed, Party A shall lend up to a maximum of One Billion One Hundred Forty Million Korean Won (KRW 1,140,000,000) by way of a Shareholder Loan to enable the Target Company to repay its existing liabilities.

2.	This loan does not constitute a share purchase price, nor does it constitute an assumption of debt, joint obligation, guarantee, or payment guarantee by Party A for the debts of the Target Company.

3.	The Target Company remains the debtor to the existing creditors, and actual repayment shall be conducted directly by the Target Company.

4.	In principle, the Target Company shall use the Shareholder Loan to repay the confirmed existing liabilities.

5.	Party A’s obligation to provide funding is limited to a maximum of KRW 1,140,000,000, and undisclosed additional contingent liabilities shall not be eligible for support without Party A’s separate prior written approval.

6.	Existing creditors shall not acquire any direct right of claim against Party A based on this Agreement.

7.	The interest rate, maturity, payment terms, early repayment, default, and other terms shall be determined in a separate Shareholder Loan Agreement.

Article 6 [Schedule for Shareholder Loan Provision and Debt Repayment]

1.	In principle, at least 50% of the target liabilities shall be repaid within one (1) year from the Closing Date.

2.	In principle, 100% of the target liabilities shall be repaid within two (2) years from the Closing Date.

3.	The detailed schedule shall follow the Shareholder Loan Agreement and agreements with existing creditors.

Article 7 [Party B’s Remaining Claim against the Target Company]

1.	Party B holds a claim of Two Hundred Fifty Million Korean Won (KRW 250,000,000) against the Target Company.

2.	Of this amount, Fifty Million Korean Won (KRW 50,000,000) shall be waived in exchange for the warrants set forth in Article 8, and the remaining claim shall be Two Hundred Million Korean Won (KRW 200,000,000).

3.	The debtor of the remaining claim is the Target Company, and Party A does not directly assume or guarantee it.

4.	The remaining claim may be repaid in priority over general unsecured debts to the extent that it does not infringe upon claims having legal priority or secured claims. Provided, however, that repayment of Party B’s remaining claim shall be executed only after all conditions precedent to Closing set forth in Article 13 are satisfied or duly waived by Party A, due diligence under Article 12 is completed satisfactorily, and it is confirmed that there are no grounds for set-off or withholding of payment under Article 15.

5.	If the conditions in the preceding paragraph are not met or if grounds for set-off or withholding of payment under Article 15 exist, the Target Company may withhold repayment of Party B’s remaining claim, and such withholding shall not be deemed a breach of contract under this Agreement.

Article 8 [GITS Warrants]

1.	Party A plans to grant GITS stock warrants equivalent to a total value of Four

Hundred Million Korean Won (KRW 400,000,000) as follows:

○	Kim Taeho: equivalent to KRW 250,000,000

○	Kim Gahee (Party B): equivalent to KRW 50,000,000

○	Park Yigeun: equivalent to KRW 100,000,000

2.	The warrants for Kim Taeho and Park Yigeun do not represent consideration for share purchase, but are performance-linked long-term incentives intended for stable post-acquisition management, business performance, and long-term service.

3.	Party B’s warrant is consideration for waiving KRW 50,000,000 of existing claims and shall not be subject to the 3-year service vesting condition set forth in Article 9.

4.	The number of target shares, exercise price, exercise period, maturity, vesting, exercise conditions, adjustment conditions, and other detailed matters shall be specified in a separate Warrant Agreement executed concurrently with this Agreement.

5.	The actual issuance and exercise of all warrants shall be subject to the condition precedent of obtaining necessary approvals from the Board of Directors of GITS and satisfying disclosure, registration, approval, and other applicable legal and regulatory requirements under U.S. securities laws, SEC, and Nasdaq. If the issuance of all or part of the warrants becomes impossible under applicable laws or regulations, the parties shall negotiate in good faith to find compliant alternatives.

Article 9 [Sequential Vesting of Kim Taeho and Park Yigeun Warrants]

1.	Warrants shall vest sequentially as follows: 40% upon completing one (1) year of continuous service after Closing, an additional 30% (cumulative 70%) upon completing two (2) years of continuous service, and an additional 30% (cumulative 100%) upon completing three (3) years of continuous service.

2.	Each stage may be exercised only when both the relevant service period and performance conditions are fully satisfied.

3.	In the event of voluntary resignation or termination for cause prior to completing three (3) years, unvested warrants shall automatically lapse without separate compensation.

4.	The treatment of termination without cause, organizational restructuring, etc., shall be governed by the Warrant Agreement.

Article 10 [Three-Year Business Plan and Performance Conditions]

1.	The 3-year business plan of the Target Company serves as an important performance benchmark.

2.	Upon achieving 80% or more of each of the cumulative revenue and cumulative operating profit targets for the three (3) fiscal years, Kim Taeho and Park Yigeun, provided they satisfy the continuous service condition, may exercise 100% of their respective vestable warrants.

3.	If performance achievement rate is 80% or higher, 100% vesting is satisfied; if 60% or higher but less than 80%, proportional adjustment shall apply pursuant to the formula in the Warrant Agreement; if less than 60%, unexercised and unconfirmed warrants shall in principle lapse.

4.	Detailed calculation methods, annual revenue and operating profit targets, KPIs, performance verification methods, and adjustment formulas shall be specified in the Warrant Agreement. If force majeure events such as pandemics, war, acts of God, material governmental regulations/orders, or other circumstances beyond the reasonable control of GITS and the Target Company occur and materially affect normal business execution or target achievement, the performance targets and warrant exercise conditions for the relevant period may be reasonably adjusted or deferred, subject to written acknowledgment of occurrence and impact by GITS and the Target Company. However, the occurrence of force majeure alone shall not cause warrants to automatically vest or become exercisable.

Article 11-2 [Business and Growth Support by GITS]

1.	GITS and the Target Company confirm that the Target Company’s 3-year business plan starting from 2027 is premised on business expansion through attracting and executing overseas events and large-scale projects.

2.	GITS may provide necessary business and financial support, such as identifying and attracting overseas events and projects, providing business networks, supporting event advance payments, and other assistance to expand revenue and foster business growth of the Target Company.

3.	The specific scale, timing, method, and conditions of support shall be determined separately considering GITS’s financial situation, annual business plan and budget, necessary Board approvals, relevant laws, and economic feasibility of each business or project.

4.	This Article shall not create any legally binding obligation on GITS to mandatorily provide a fixed annual or minimum amount of financial support.

5.	Business and financial support under this Article is separate and distinct from the Shareholder Loan of up to KRW 1,140,000,000 for existing debt repayment set forth in Article 5.

Article 11 [Non-Competition and Protection of Trade Secrets During Service Period]

1.	Kim Taeho and Park Yigeun shall remain continuously employed at the Target Company or an affiliate designated by Party A during the vesting service period.

2.	During said period, they shall not directly or indirectly engage in business substantially competing with the Target Company, and shall protect confidential information including trade secrets, technical data, and customer information.

3.	Kim Taeho and Park Yigeun shall not improperly use or disclose trade secrets, technical information, customer information, or other non-public information of the Target Company during or after their employment. Furthermore, for one (1) year from the date of departure, within reasonable limits permitted by applicable laws, they shall not directly operate a business directly competing with the business substantially conducted by the Target Company, nor perform identical or substantially similar duties for a competitor. Specific target businesses, geographical scopes, non-solicitation of employees/customers, and other conditions may be specified in detail in their respective employment or management contracts.

Article 12 [Due Diligence After Execution of Contract]

1.	Party A may conduct financial, legal, tax, business, and other necessary due diligence from the execution (Signing) of this Agreement until Closing.

2.	Party B and the Target Company shall faithfully provide data and information required for due diligence.

3.	Due diligence shall include assets/liabilities, existing/undisclosed/contingent liabilities, major contracts, litigation/disputes, tax matters, stock ownership, corporate registration and legal representation status, financial data, and 3-year business plans. The parties confirm that as of the signing date of this Agreement, the legal representative director of the Target Company is Kim Gahee; if representation rights change prior to Closing, Party B and the Target Company shall immediately notify Party A in writing.

Article 13 [Conditions Precedent to Closing After Execution]

1.	This Agreement shall become validly established from the date Party A and Party B sign or seal it. Provided, however, that actual Closing—including stock transfer, payment of purchase price, execution of shareholder loan, and issuance of warrants—shall take place after the following conditions are satisfied or waived in writing by Party A:

1.	Completion of financial, legal, tax, and business due diligence satisfactory to Party A;

2.	Confirmation of Party B’s lawful ownership of 100% of the issued shares of the Target Company;

3.	Confirmation of existing, undisclosed, and contingent liabilities, and the maximum eligible shareholder loan amount;

4.	Completion of GITS Board of Directors approval required for Closing and execution;

5.	Finalization and execution of the Shareholder Loan Agreement;

6.	Finalization and execution of the Warrant Agreement;

7.	Execution of necessary employment contracts or management contracts for Kim Taeho and Park Yigeun;

8.	Completion of GITS Board approval and necessary U.S. securities law, SEC, and Nasdaq review, disclosure, registration, and approval procedures regarding warrant issuance;

9.	Completion of other required legal and regulatory procedures in the Republic of Korea and the United States;

10.	Absence of any Material Adverse Change (MAC) in the business, assets, liabilities, operations, or financial condition of the Target Company from Signing to Closing;

11.	Party B’s representations and warranties remaining true and accurate in all material respects as of Closing.

2.	Party A, Party B, and the Target Company shall cooperate in good faith after Signing regarding data provision, due diligence, contract drafting, internal approvals, and relevant legal/regulatory procedures required to satisfy the above conditions precedent.

3.	Upon satisfaction or waiver of all conditions precedent, the parties shall execute the transaction under this Agreement on the mutually agreed Closing Date.

4.	If material undisclosed liabilities, contingent liabilities, material misrepresentations/omissions, material legal/tax issues, or other matters materially affecting the economic value or risk of the transaction are discovered during due diligence or verification of conditions precedent, Party A may demand modification of transaction terms, additional protective measures, postponement of Closing, or termination of this Agreement.

5.	If conditions precedent are not satisfied or waived by the scheduled Closing Date separately agreed upon, Party A may terminate this Agreement or extend the scheduled Closing Date by written agreement between the parties.

6.	The execution of this Agreement alone does not immediately create an obligation for Party A to pay the share purchase price, execute the shareholder loan, or issue warrants.

Article 14 [Representations and Warranties of Party B]

Party B represents and warrants that as of the date of execution hereof and as of the Closing Date, Party B is the lawful owner of 100% of the Target Company’s issued shares, free of third-party rights except pre-disclosed matters, possesses full authority to execute and perform this Agreement, provided no material misrepresentation or omission in major financial/business materials, has no undisclosed material contingent liabilities, disclosed material litigation/administrative/tax matters, and did not intentionally conceal or omit matters that would materially affect Party A’s decision-making. Provided, however, that Party A has received prior explanation from Party B and confirmed accounting/tax treatments and fund uses arising in the ordinary course of business prior to Closing, and unless there is intentional concealment or falsification by Party B, such matters shall not be deemed a breach of Party B’s representations and warranties or liability.

Article 15 [Set-off and Payment Withholding Against Seller’s Remaining Claim]

1.	Regardless of whether before or after Closing, if any of the following grounds are discovered or occur, Party A or the Target Company may set off resulting damages, costs, or other monetary claims against Party B’s remaining claim of Two Hundred Million Korean Won (KRW 200,000,000):

1.	Undisclosed debt or contingent liabilities;

2.	Breach of Party B’s representations and warranties;

3.	Material false statements or omissions in financial or business data;

4.	Taxes, penalties, liabilities, or other financial burdens arising post-Closing due to pre-Closing causes;

5.	Damages resulting from Party B’s breach of other contractual obligations.

2.	If the amount subject to set-off is not finalized, Party A or the Target Company may withhold repayment of the remaining claim until the relevant matter and amount are reasonably confirmed.

3.	If damages exceed the remaining claim, Party A’s separate right to claim damages for excess losses shall not be limited.

4.	Set-off or payment withholding shall not be construed as a waiver of Party A’s other rights or remedies.

Article 16 [Indemnification / Damages]

1.	If Party A or the Target Company suffers damages due to Party B’s breach of representations and warranties, material misrepresentation/omission, undisclosed/contingent liabilities, or breach of other contractual obligations, Party B shall indemnify such damages.

2.	Set-off under Article 15 shall not limit claims for damages under this Article.

3.	Party A’s right to claim damages due to Party B’s breach of representations and warranties shall survive for two (2) years from the Closing Date. Provided, however, that claims for damages arising from breach of representations and warranties concerning taxes, tax audits, penalties, or other tax-related matters shall survive for five (5) years from the Closing Date. If a longer period of liability applies mandatorily under applicable laws, such statutory period shall apply.

Article 17 [Modification of Transaction Terms and Contract Termination]

1.	If material undisclosed/contingent liabilities, breach of representations and warranties, material misrepresentation/omission in financial/business data, or matters materially adversely affecting the value of the Target Company are discovered, Party A may demand modification of transaction terms, additional protective measures, postponement of Closing, or contract termination.

2.	If conditions precedent under Article 13 are not satisfied by the Closing Date, Party A may terminate this Agreement.

Article 18 [Closing]

1.	The Closing Date shall be the date agreed upon in writing by the parties.

2.	Party B shall deliver all documents necessary for the transfer of Subject Shares to Party A, and the Target Company shall perform necessary procedures to register Party A as a 100% shareholder.

3.	Party A shall provide the Shareholder Loan post-Closing pursuant to this Agreement and the Shareholder Loan Agreement.

4.	Warrant issuance shall follow the Warrant Agreement and applicable legal/regulatory requirements.

Article 19 [Relationship with Mutual Restoration and Release Agreement]

1.	The Mutual Restoration and Release Agreement executed separately between Party A and Party B shall be construed together with this Agreement.

2.	In the event the parties agree to terminate the transaction and restore status quo ante pursuant to said agreement, provisions regarding transaction termination, status quo restoration, and mutual release/waiver of claims post-restoration under said agreement shall prevail.

3.	Until restoration to status quo ante is completed, provisions on representations/warranties, set-off, payment withholding, and other protective terms under this Agreement shall remain valid.

Article 20 [Confidentiality]

The parties shall not disclose non-public information acquired in connection with this transaction to any third party without prior written consent of the other party. Provided, however, that disclosure required by applicable laws, courts, government agencies, regulatory authorities, SEC, Nasdaq, or other relevant bodies shall be exempted.

Article 21 [Amendments and Entire Agreement]

1.	Any amendment or modification of this Agreement shall be effective only by written agreement signed or sealed by the parties.

2.	This Agreement, together with the Shareholder Loan Agreement, Warrant Agreement, Mutual Restoration and Release Agreement, and other ancillary agreements, constitutes the entire agreement among the parties regarding this transaction.

Article 22 [Governing Law and Jurisdiction]

1.	The formation, validity, interpretation, and performance of this Agreement shall be governed by the laws of the Republic of Korea.

2.	In the event of a dispute, the parties shall first endeavor to resolve it through mutual consultation.

3.	If not resolved through consultation, the Seoul Central District Court shall have exclusive jurisdiction as the court of first instance.

Article 23 [Miscellaneous]

1.	Even if any provision of this Agreement is held invalid or unenforceable, it shall not affect the validity of the remaining provisions.

2.	This Agreement may be executed in electronic signatures or multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

3.	Matters not specified herein shall be governed by mutual consultation between the parties and applicable laws.

IN WITNESS WHEREOF, two (2) copies of this Agreement have been prepared, and Party A and Party B have executed or sealed each copy, with each party retaining one (1) copy.

September 1, 2026

SIGNATURES

●	PARTY A (Buyer):

○	Company: Global Interactive Technologies, Inc.

○	Address: 160 Yeouiseo-ro, Yeongdeungpo-gu, Seoul, Korea

○	Representative: Taehoon Kim (CEO)

●	PARTY B (Seller):

○	Name: Kim Gahee

○	Address: Apt 311-802, Olympic Family/Seonsuchon, 1218 Yangjae-daero, Songpa-gu, Seoul

○	Date of Birth: August 16, 1988

●	CONFIRMER / TARGET COMPANY:

○	Company: AST Co., Ltd.

○	Address: 2nd Floor, Dongseong Bldg., 15 Seongan-ro, Gangdong-gu, Seoul

○	Representative: Kim Gahee (CEO)